Exhibit 2.1

DISTRIBUTION AGREEMENT

BETWEEN

META MATERIALS, INC.

AND

NEXT BRIDGE HYDROCARBONS, INC.

Dated September 2, 2022

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT, made and entered into effective as of September 2, 2022 (this “Agreement”), is by and between META MATERIALS, INC., a Nevada corporation (formerly known as Torchlight Energy Resources, Inc., “Parent”), and NEXT BRIDGE HYDROCARBONS, INC., a Nevada corporation, and, as of the date hereof, a wholly-owned subsidiary of Parent (“NBH”). Parent and NBH are each a “Party” and are sometimes referred to herein as the “Parties”. Certain capitalized terms used in this Agreement are defined in Section 1.1.

WITNESSETH:

WHEREAS, Parent and NBH previously entered into an Assignment of Company Interests and Stock Power dated as of June 28, 2022 (the “Assignment Agreement”), pursuant to which Parent contributed to NBH the equity interests of certain entities that were previously wholly-owned subsidiaries of Parent;

WHEREAS, Parent intends to divest all of its ownership interest in NBH through a distribution of outstanding shares of NBH Common Stock to the persons holding shares of Parent Series A Preferred Stock (each, a “Parent Shareholder” and one or more, “Parent Shareholders”) on the Record Date, without any consideration being paid by such Parent’s stockholders, pursuant to the terms and subject to the conditions of this Agreement (the “Distribution”); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution, as well as certain other agreements all on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“AAA Commercial Arbitration Rules” shall have the meaning set forth in Section 5.2(a).

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Effective Time and for purposes of this Agreement and the Ancillary Agreements, NBH shall not be deemed to be an Affiliate of Parent, and Parent shall not be deemed to be an Affiliate of NBH.

“Ancillary Agreements” means the (i) Tax Matters Agreement, (ii) Assignment Agreement, (iii) 8% Secured Promissory Note, dated October 1, 2021, issued by Oilco Holdings, Inc., a Nevada corporation (now known as Next Bridge Hydrocarbons, Inc.), in an original principal amount of up to $15 million in favor of Parent and (iv) unsecured Loan Agreement, dated August [___], 2022 by and among NBH, Torchlight Energy, Inc., a Nevada corporation, Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, Hudspeth Operating, LLC, a Texas limited liability company and Parent.

“Assignment Agreement” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, waiver or approval from, or notification requirement to, any third parties.

“Dispute” means any controversy or dispute with respect to the interpretation or enforcement of this Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means the distribution agent to be appointed by Parent to distribute to the Parent Shareholders all of the outstanding shares of NBH pursuant to the Distribution.

“Distribution Date” means the date on which Parent, through the Distribution Agent, distributes all of the issued and outstanding shares of NBH to Parent Shareholders in the Distribution.

“Effective Time” means 5:00 p.m. Central Time, or such other time as Parent may determine, on the Distribution Date.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Party (or such Person) or, if it could have been reasonably foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution or transportation facilities.

“Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Entity; provided, however, that no consent required from any counterparty to any contract shall constitute a Governmental Approval for purposes of this Agreement.

“Governmental Entity” means any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign.

“Group” means either the NBH Group or the Parent Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 6.3(a).

“Indemnitee” shall have the meaning set forth in Section 6.3(a).

“Indemnity Payment” shall have the meaning set forth in Section 6.3(a).

“Information” means documents and information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies:

(a) received by an insured from an insurance carrier; or

(b) paid by an insurance carrier on behalf of the insured;

in either such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Entity.

“Lien” means any pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Losses” means actual losses (including any diminution in value), costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“NBH Common Stock” means the common stock, $0.0001 par value, of NBH.

“NBH Group” means NBH, each Subsidiary of NBH immediately after the Effective Time and each Affiliate of NBH immediately after the Effective Time.

“NBH Indemnities” has the meaning set forth in Section 6.2.

“NBH Liabilities” means any and all liabilities associated with or relating to the oil and gas operations of Parent whether before or after the Distribution, including, without limitation, any environmental liabilities, any obligation or liability resulting from the extinguishment of debt on or about March 9, 2020 relating to Parent’s Series C Unsecured Convertible Promissory Notes, and any liabilities that are expressly provided by this Agreement or any Ancillary Agreement as liabilities to be assumed by NBH.

“Parent Group” means Parent, each Subsidiary of Parent immediately after the Effective Time and each Affiliate of Parent immediately after the Effective Time (in each case other than any member of the NBH Group).

“Parent Indemnitees” has the meaning set forth in Section 6.2.

“Parent Preferred Stock” means the Series A Preferred Stock, $0.0001 par value, of Parent.

“Parent Shareholder” and “Parent Shareholders” have the meaning set forth in the Recitals.

“Person” means any individual, general or limited partnership, corporation, business trust, joint venture, association, company, limited liability company, unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

“Privilege” has the meaning set forth in Section 4.4.

“Prospectus” means the Prospectus attached to the S-1, including any amendment or supplement thereto.

“Record Date” means 5:00 p.m. Central Time on the date to be determined by the Board of Directors of Parent as the Record Date for determining Parent Shareholders entitled to receive shares of NBH Common Stock in the Distribution.

“Record Holders” means the holders of record of Parent Preferred Stock as of the Record Date.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“S-1” means the registration statement on Form S-1 filed by NBH with the SEC in connection with the Distribution, including any amendments or supplements thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Taxing Authority” means a Governmental Entity having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of the date hereof, between Parent and NBH, in substantially the form attached as Exhibit A hereto, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax Return” means any return, declaration, report, claim for refund, property rendition or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxes” means (a) all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, margins, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, escheat, registration, value added, wealth, net wealth, net worth, alternative or add-on minimum, estimated or any other taxes, unclaimed property liabilities, any payments in lieu of taxes or other similar payments, charges, fees, fines, levies, imposts, customs or duties of any kind, whatsoever, including any interest, penalty, fines, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person or (b) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable federal, state or local Law.

“Third Party” shall have the meaning set forth in Section 6.4(a).

“Third-Party Claim” shall have the meaning set forth in Section 6.4(a).

ARTICLE II

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

2.1 Time and Place of Distribution.

Subject to the terms and conditions of this Agreement, the Distribution shall be consummated on the Distribution Date.

2.2 Pre-Distribution Transactions.

(a) On or prior to the Distribution Date, the appropriate parties shall enter into the Ancillary Agreements.

(b) NBH shall file with the SEC any amendments or supplements to the S-1 as may be necessary or advisable in order to cause the S-1 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and NBH shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and NBH shall take all such action as may be necessary or advisable under the securities or “blue sky” Laws of the United States (and any comparable Laws under any non-U.S. jurisdiction) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE III

THE DISTRIBUTION

3.1 The Distribution.

(a) On or prior to the Distribution Date, Parent shall deliver to the Distribution Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of NBH Common Stock as is necessary to effect the Distribution.

(b) The Effective Time on the Distribution Date shall be 5:00 p.m. Central Time, or such other time as Parent may determine.

(c) Parent shall instruct the Distribution Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder one share of NBH Common Stock for every one (1) share of Parent Preferred Stock held by such Record Holder as of the Record Date.

3.2 Actions in Connection with the Distribution.

(a) NBH shall make available to the Parent Shareholders, at such time on or prior to the Distribution Date, any information concerning NBH, its business, operations and management, the Distribution and such other matters as may be required by Law.

(b) Promptly after receiving a request from Parent, NBH shall take all such actions as may be necessary or appropriate under the state securities or Blue Sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(c) NBH shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution, or any portion thereof, on the Distribution Date.

3.3 Conditions to Distribution.

The following are conditions to the consummation of any part of the Distribution. The conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or Parent’s board of directors to waive or not waive any such condition.

(a) The actions and filings with regard to state securities and Blue Sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 2.2(b) shall have been taken and, where applicable, have become effective or been accepted.

(b) Any material Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

(c) The S-1 registering the NBH Common Stock shall be effective under the Securities Act.

(d) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of Parent shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.

(e) Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(f) Parent’s Board of Directors shall have approved the Distribution and shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Distribution.

3.4 Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or on the Distribution Date shall take place at the principal office of Parent.

3.5 Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, Parent, the Distribution Agent and each of their Affiliates and Representatives (each, a “Withholding Agent”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law. If a Withholding Agent intends to deduct or withhold any Taxes as required by Law from any amounts payable or otherwise deliverable to NBH pursuant to this Agreement, such Withholding Agent shall use commercially reasonable efforts to provide reasonable advance notice of its intent to deduct or withhold such amounts and shall use commercially reasonable efforts to cooperate with NBH to mitigate, reduce or eliminate such deduction or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.6 General Representation and Warranties.

(a) Each Party has all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement have been duly authorized by each Party, and this Agreement constitutes a valid and binding obligation of each Party, enforceable in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery of this Agreement to which such Party is a party, and none of the transactions contemplated hereby shall (i) violate any provision of the governing documents of such Party, (ii) violate any Law or other restriction to which such Party is subject, or (iii) result in the imposition of any Lien upon any of the assets, of such Party. Other than the S-1, neither Party is required to give notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

3.7 Tax Representations and Warranties.

(a) Except to the extent as would not have a material adverse effect on NBH or its Subsidiaries:

(i) each of Parent and its Subsidiaries has (1) duly and timely filed or caused to be filed all Tax Returns required to be filed by them with the appropriate Taxing Authority, and each Tax Return of Parent and its Subsidiaries is true, complete and correct in all material respects, and (2) paid all Taxes due or claimed due by a Taxing Authority (whether or not shown as due on a filed Tax Return) from or with respect to it; and

(ii) there are no currently proposed or pending adjustments by any Taxing Authority in connection with any Tax Returns relating to NBH or any of its Subsidiaries, and no waiver or extension of any statute of limitations as to any U.S. federal, state, local or non-U.S. Tax matter relating to each of NBH and its Subsidiaries has been given by or requested from Parent or its Subsidiaries with respect to any Tax year.

(b) Neither NBH nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

3.8 Transition Services. Except as otherwise provided in any Ancillary Agreement, as of the Effective Time Parent shall not be obligated to provide any services that it had been previously providing to NBH.

3.9 Post-Distribution Liabilities. As of the Effective Time, NBH shall become responsible and liable for all NBH Liabilities.

ARTICLE IV

COVENANTS

4.1 Agreement for Exchange of Information; Access to Employees.

Except as otherwise provided in any Ancillary Agreement, each of Parent and NBH, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of its Subsidiaries to the extent that: (i) such Information relates to NBH if NBH is the requesting Party, or to Parent if Parent is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; (iii) such Information is required by the requesting Party in connection with any litigation, legal proceeding or dispute involving the requesting Party; or (iv) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Entity; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 4.1 shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information.

In addition, each of Parent and NBH, on behalf of itself and the members of its respective Group, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, such Party’s employees to support and in connection with any litigation, legal proceeding or dispute involving the requesting Party.

4.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 4.1 shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

4.3 Compensation for Providing Information4.4 . The Party requesting Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise complying with the request with respect to such Information.

4.4 Additional Indebtedness to Parent.

(a) No later than three months after the Distribution, the Parties hereby agree to negotiate in good faith the settlement and agreement regarding (i) advances made to NBH by Parent or paid by Parent on behalf of NBH, whether before or after the Distribution (including the Credit Amount, as defined below), and (ii) the costs related to the Spin-Off to be borne by NBH that were not otherwise advanced to NBH by Parent prior to the Distribution, i.e. pursuant to the 8% Secured Promissory Note, dated October 1, 2021, issued by Oilco Holdings, Inc., a Nevada corporation (now known as Next Bridge Hydrocarbons, Inc.), in an original principal amount of up to $15 million in favor of Parent and the Loan Agreement dated September [___], 2022 by and among NBH, Torchlight Energy, Inc., a Nevada corporation, Torchlight Hazel, LLC, a Texas limited liability company, Hudspeth Oil Corporation, a Texas corporation, Hudspeth Operating, LLC, a Texas limited liability company and Parent. NBH shall then enter into a promissory note in favor of Parent for that amount owed by NBH to Parent. Such aggregate amount owed by NBH to Parent is currently not expected to exceed $11 million.

(b) To the extent Parent has signed credit applications with trade creditors of NBH, for NBH’s benefit, to allow NBH to pursue its drilling obligations under the leases for the Orogrande Basin in order to maintain such leases, the aggregate amount, including any cash down-payments, for which Parent is guaranteeing NBH’s obligations to such trade creditors (the “Credit Amount”) shall be due and payable from NBH if Parent actually pays any such amounts.

ARTICLE V

DISPUTE RESOLUTION

5.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements (except as otherwise set forth in any such Ancillary Agreements)(a “Dispute”), including (i) the validity, interpretation, breach or termination thereof or (ii) whether any liability not specifically characterized in this Agreement or the Ancillary Agreements, whose proper characterization is disputed, shall be resolved in accordance with the procedures set forth in this Article V, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Ancillary Agreement or in this Article V.

(b) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

(c) The specific procedures set forth in this Article V, including the time limits referenced herein, may be modified by agreement of both of the Parties in writing.

(d) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article V are pending. The Parties shall take any necessary or appropriate action required to effectuate such tolling.

(e) All communications between the Parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

5.2 Arbitration.

(a) In the event any Dispute is not finally resolved between the Parties pursuant to good faith negotiations, and unless the Parties have mutually agreed to mediate or use some other form of alternative dispute resolution in an attempt to resolve the Dispute, then such Dispute may be submitted by either Party to be finally resolved by binding arbitration pursuant to the AAA Commercial Arbitration Rules as then in effect (the “AAA Commercial Arbitration Rules”).

(b) Without waiving its rights to any remedy under this Agreement, either Party may seek any interim or provisional relief that is necessary to protect the rights or property of that Party either (i) before any federal or state court in Dallas County, Texas, (ii) before a special arbitrator, as provided for under the AAA Commercial Arbitration Rules, or (iii) before the arbitral tribunal established hereunder.

(c) Unless otherwise agreed by the Parties in writing, any Dispute to be decided in arbitration hereunder shall be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $1,000,000; or (ii) by an arbitral tribunal of three (3) arbitrators if (A) the amount in dispute, inclusive of all claims and counterclaims, is equal to or greater than $1,000,000 or (B) either Party elects in writing to have such dispute decided by three (3) arbitrators when one of the Parties believes, in its sole judgment, the issue could have significant precedential value; however, the Party who makes such election under clause (B) shall solely bear the increased costs and expenses associated with a panel of three (3) arbitrators (i.e., the additional costs and expenses associated with the two (2) additional arbitrators).

(d) A panel of three (3) arbitrators shall be chosen as follows: (i) upon the written demand of either Party and within fifteen (15) days from the date of receipt of such demand, each Party shall name an arbitrator selected by such Party in its sole discretion; and (ii) the two (2) party-appointed arbitrators shall thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who shall act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of a written demand to do so, then upon written application by either Party, that arbitrator shall be appointed pursuant to the AAA Commercial Arbitration Rules. In the event that the two (2) party-appointed arbitrators fail to appoint the third, independent arbitrator within thirty (30) days from the date on which the second of the two (2) arbitrators was named, then upon written application by either Party, the third, independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules. If the arbitration shall be before a sole independent arbitrator, then the sole independent arbitrator shall be appointed by agreement of the Parties within fifteen (15) days from the date of receipt of written demand of either Party. If the Parties cannot agree to a sole independent arbitrator, then upon written application by either Party, the sole independent arbitrator shall be appointed pursuant to AAA Commercial Arbitration Rules.

(e) The place of arbitration shall be Dallas County, Texas. Along with the arbitrator(s) appointed, the Parties shall agree to a mutually convenient location, date and time to conduct the arbitration, but in no event shall the final hearing(s) be scheduled more than six (6) months from submission of the Dispute to arbitration unless the Parties agree otherwise in writing.

(f) Neither Party shall be bound by Rule 13 of the Federal Rules of Civil Procedure or any analogous Law or provision in the AAA Commercial Arbitration Rules governing deadlines for compulsory counterclaims; rather, each Party shall be free to bring a counterclaim at any time (subject to any applicable statutes of limitation).

(g) So long as either Party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 5.2 shall continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(h) The interim or final award in an arbitration pursuant to this Article V shall be conclusive and binding upon the Parties, and a Party obtaining a final award may enter judgment upon such award in any federal or state court in Dallas County, Texas.

(i) It is the intent of the Parties that the agreement to arbitrate Disputes set forth in this Section 5.2 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(j) The Parties agree that any Dispute submitted to arbitration shall be governed by, and construed and interpreted in accordance with Laws of the State of Nevada and, except as otherwise provided in this Article V or mutually agreed to in writing by the Parties, the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the Parties pursuant to this Section 5.2.

(k) Subject to Section 5.2(c)(ii)(B), each Party shall bear its own fees, costs and expenses and shall bear an equal share of the costs and expenses of the arbitration, including the fees, costs and expenses of the three (3) arbitrators; provided that the arbitral tribunal may award the prevailing Party its reasonable fees and expenses (including attorneys’ fees), if it finds that there was no good faith basis for the position taken by the other Party in the arbitration.

(l) Notwithstanding anything in this Article V to the contrary, any disputes relating to the interpretation of Article VI or requesting injunctive relief or specific performance shall be conducted according to the fast-track arbitration procedures of the AAA Commercial Arbitration Rules then in effect.

5.3. Allocation of Undetermined Liabilities and Third-Party Claims.

(a) If either Party or any of its Subsidiaries shall receive notice or otherwise learn of the assertion of a liability or Third-Party Claim which is not determined to be a NBH Liability or a retained liability of Parent, such Party shall give the other Party written notice thereof promptly (and in any event within 15 days) after such Person becomes aware of such liability or Third-Party Claim. Thereafter, the Party shall deliver to the other Party, promptly (and in any event within 10 calendar days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party relating to the matter. If a dispute shall arise between the Parties as to the proper characterization of any liability, the dispute shall be attempted to be resolved between the Parties pursuant to good faith negotiations, and if unable, then pursuant to binding arbitration in accordance with Section 5.2 hereof.

(b) Parent may commence defense of any unallocated Third-Party Claims but shall not be obligated to do so. If Parent commences any such defense and subsequently NBH is determined hereunder to have the exclusive obligation to such Third-Party Claim, then, upon the request of NBH, Parent shall promptly discontinue the defense of such matter and transfer the control thereof to NBH. In such event, NBH will reimburse Parent for all costs and expenses incurred prior to resolution of such dispute in the defense of such Third-Party Claim.

(c) NBH may commence defense of any unallocated Third-Party Claims but shall not be obligated to do so. If NBH commences any such defense and subsequently Parent is determined hereunder to have the exclusive obligation to such Third-Party Claim, then, upon the request of Parent, NBH shall promptly discontinue the defense of such matter and transfer the control thereof to Parent. In such event, Parent will reimburse NBH for all costs and expenses incurred prior to resolution of such dispute in the defense of such Third-Party Claim.

ARTICLE VI

MUTUAL RELEASES; INDEMNIFICATION; COOPERATION

6.1 Release of Pre-Distribution Claims.

(a) Except as provided in Section 6.1(b) and Section 6.1(d), effective as of the Effective Time, each Party does hereby, on behalf of itself and its successors and assigns, release and forever discharge the other Party, each Subsidiary of such other Party and their respective successors and assigns, and all Persons who at any time prior to the Distribution Date have been directors, officers or employees of such other Party (in each case, in their respective capacities as such), and their respective successors and assigns, from any and all demands, Actions and liabilities whatsoever, whether at law or in equity, whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution. Parent shall cause each of the other parties of the Parent Group to, effective as of the Effective Time, release and forever discharge each of the NBH Indemnitees as and to the same extent as the release and discharge provided by Parent pursuant to this Section 6.1(a). NBH shall cause each of the other parties of the NBH Group to, effective as of the Effective Time, release and forever discharge each of the Parent Indemnitees as and to the same extent as the release and discharge provided by NBH pursuant to this Section 6.1(a).

(b) Nothing contained in Section 6.1(a) shall impair any right of any Person identified in Section 6.1(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 6.1(a) shall release or discharge any Person from any liability that any Party may have with respect to indemnification pursuant to this Agreement.

(c) No Party shall make, nor permit any of its Subsidiaries to make, any claim or demand, or commence any Action asserting any claim or demand against the other Party, or any other Person released pursuant to Section 6.1(a), with respect to any liability released pursuant to Section 6.1(a).

(d) For the avoidance of any doubt, Section 6.1 and Section 6.3, specifically, and this Agreement, generally, do not release current or former directors or officers of Parent (notwithstanding whether or not such directors or officers would otherwise fall within the definition of “NBH Group” or “NBH Indemnitees”) save and except for any employees or contractors of subsidiaries of Parent that are becoming directors and officers of Parent as of the Distribution Date for any liability to Parent or the Parent Group in respect of pre-Distribution Date misconduct or breaches of fiduciary duty, including but not limited to the claims asserted in the consolidated securities class action pending in the United States District Court for the Eastern District of New York captioned In re Meta Materials Inc. Securities Litigation, No. 1:21-cv-07203 or the shareholder derivative action pending in the United States District Court for the Eastern District of New York captioned Hines v. Palikaras, et al., No. 1:22-cv-00248.

6.2 Indemnification by NBH. Subject to Section 6.5, NBH shall, and shall cause the other members of the NBH Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective directors, officers and employees, and each of the successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all liabilities of the Parent Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a) any breach by NBH or any member of the NBH Group of any representation, warranty or covenant contained in this Agreement or any of the Ancillary Agreements;

(b) the Hudspeth Oil Corporation and Wolfbone Investments, LLC v. Datalog LWT, Inc. d/b/a Cordax Evaluation Technologies suit, filed on April 30, 2020 in the 189th Judicial District Court of Harris County, Texas and the foreclosure action, Datalog LWT Inc. d/b/a Cordax Evaluation Technologies v. Torchlight Energy Resources, Inc., filed on March 18, 2021 in the 205th Judicial District Court of Hudspeth County, Texas; and

(c) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the S-1 (including in any amendments or supplements thereto) or the Prospectus (as amended or supplemented if NBH shall have furnished any amendments or supplements thereto), other than any such statement or omission in the S-1, Prospectus or marketing materials based on information furnished by Parent and solely concerning the Parent Group.

6.3 Indemnification by Parent. Subject to Section 6.5, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless NBH and each member of the NBH Group, and each of the successors and assigns of any of the foregoing (collectively, the “NBH Indemnitees”), from and against any and all liabilities of the NBH Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(d) any breach by Parent or any member of the Parent Group of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreements;

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in any of the S-1 (including in any amendments or supplements thereto), or the Prospectus (as amended or supplemented if NBH shall have furnished any amendments or supplements thereto) filed in connection with this Distribution Agreement, in each case based on information furnished by Parent and solely concerning the Parent Group; and

(c) subject to Section 6.2(b), any liability of the Parent or its Subsidiaries in connection with litigation, whether or not outstanding on the Distribution Date, arising in respect of pre-Distribution Date acts or omissions of the Parent or its Subsidiaries or arising in respect of Parent’s consummation of the transactions contemplated herein (including the legal proceedings set forth in Part II, Item 1 of the Parent’s Form 10-Q for the quarterly period ended March 31, 2022).

For the avoidance of doubt, nothing in this Section 6.3, specifically, or this Agreement, generally, shall create, extend, modify, limit, change, supplant, replace or amend in any way any obligation of the Parent or the Parent Group to indemnify current or former directors or officers of Parent (notwithstanding whether or not such directors or officers would otherwise fall within the definition of “NBH Group” or “NBH Indemnitees”) with respect to pre-Distribution Date misconduct or breaches of fiduciary duty, including but not limited to any misconduct or breaches of fiduciary duty prior to consummation of the Arrangement Agreement between Parent and Metamaterial Inc. on June 28, 2021, including but not limited to any indemnification rights related to the claims asserted in the consolidated securities class action pending in the United States District Court for the Eastern District of New York captioned In re Meta Materials Inc. Securities Litigation, No. 1:21-cv-07203 or the shareholder derivative action pending in the United States District Court for the Eastern District of New York captioned Hines v. Palikaras, et al., No. 1:22-cv-00248. The current and former directors and officers of Parent and/or Torchlight Energy Resources, Inc. shall retain whatever rights they have to indemnification by Parent or the Parent Group, including but not limited to by contract, Parent’s Articles of Incorporation and Bylaws, and/or Nevada law, as of the Distribution Date.

6.4 Indemnification Obligations Net of Insurance Proceeds.

(a) The Parties intend that any liability subject to indemnification or reimbursement pursuant to this Article VI shall be net of Insurance Proceeds that actually reduce the amount of the liability. Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

(c) For all claims as to which indemnification is provided under Section 6.2 or 6.3, the reasonable fees and expenses of counsel to the Indemnitee for the enforcement of the indemnity obligations shall be borne by the Indemnifying Party.

6.5 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive written notice from a Person (including any Governmental Entity) who is not a member of the Parent Group or the NBH Group (a “Third Party”) of any claim or of the commencement by any such Person of any action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 6.2 or 6.3, or any other Section of this Agreement or, subject to Section 6.9, any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within fourteen (14) days of receipt of such written notice. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party shall demonstrate that it was materially prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 6.5(a).

(b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 6.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as otherwise expressly set forth herein.

(c) If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee, such Indemnitee shall have the right to control the defense of such Third-Party Claim, in which case the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

(d) Notwithstanding an election by an Indemnifying Party to defend a Third-Party Claim pursuant to Section 6.5(b), a Indemnitee may, upon notice to the Indemnifying Party, elect to take over the defense of such Third-Party Claim if (i) in its exercise of reasonable business judgment, the Indemnitee determines that the Indemnifying Party is not defending such Third-Party Claim competently or in good faith, (ii) the Indemnitee determines in its exercise of reasonable business judgment that there exists a compelling business reason for such Indemnitee to defend such Third-Party Claim (other than as contemplated by the foregoing clause (i)), (iii) the Indemnifying Party makes a general assignment for the benefit of creditors, has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent, or (iv) there occurs a change of control of the Indemnifying Party.

(e) An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 6.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(f) Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(g) The Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnitee to keep the Indemnitee reasonably informed of the progress of the Third-Party Claim and to notify the Indemnitee when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was resolved by settlement, verdict, dismissal or otherwise.

6.6 Additional Matters.

(a) Indemnification payments in respect of any liabilities for which an Indemnitee is entitled to indemnification under this Article VI shall be paid by the Indemnifying Party to the Indemnitee as such liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such liabilities. THE INDEMNITY AGREEMENTS CONTAINED IN THIS ARTICLE VI SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT, REGARDLESS OF (I) ANY INVESTIGATION MADE BY OR ON BEHALF OF ANY INDEMNITEE, (II) THE KNOWLEDGE BY THE INDEMNITEE OF LIABILITIES FOR WHICH IT MIGHT BE ENTITLED TO INDEMNIFICATION HEREUNDER AND (III) ANY TERMINATION OF THIS AGREEMENT.

(b) Any claim on account of a liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(c) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In the event of an action for which indemnification is sought pursuant to Section 6.2 or 6.3 and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant.

(e) An Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which it seeks indemnification hereunder, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; provided, however, that an Indemnitee shall have no obligation to make a claim for recovery against any of its insurers with respect to any Losses for which it is seeking indemnification.

6.7 Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, however, if a Party has recovered any Losses from the other Party pursuant to any provision of this Agreement or any Ancillary Agreement or otherwise, it shall not be entitled to recover the same Losses pursuant to any other provision of this Agreement or any Ancillary Agreement or otherwise.

6.8 Survival of Indemnities. The rights and obligations of each of Parent and NBH and their respective Indemnitees under this Article VI shall survive (a) the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any liabilities, and (b) any merger, consolidation business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

6.9 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any indemnification provisions, the indemnification obligations set forth in such Ancillary Agreement shall govern.

6.10 Cooperation in Defense and Settlement.

(a) With respect to any Third-Party Claim that implicates both Parties in a material fashion due to the allocation of liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for the Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent there are documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or liability of a particular action, such Party shall provide to the other Party reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such action.

(c) Each of Parent and NBH agrees that at all times from and after the Effective Time, if an action currently exists or is commenced by a third party with respect to which a Party (or one of its Subsidiaries) is a named defendant, but the defense of such action and any recovery in such action is otherwise not a liability allocated under this Agreement or any Ancillary Agreement to that Party, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such action and such defendants shall not be required to make any payments or contributions therewith.

6.11 Tax Matters. The provisions of this Article VI (other than this Section 6.11) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).

ARTICLE VII

OTHER AGREEMENTS

7.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any approvals or notifications of, any Governmental Entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Third-Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party all of the transferring Party’s right, title and interest to the Assets allocated to such Party by this Agreement or any Ancillary Agreement, in each case, if and to the extent it is practicable to do so.

(c) Parent shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. NBH shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the NBH Group. Each Party (including its permitted successors and assigns) further agrees that it shall (i) give timely notice of the terms, conditions and continuing obligations contained in this Section 7.1 to all of the other members of its Group, and (ii) cause all of the other members of its Group not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or any Ancillary Agreement.

7.2 Confidentiality.

(f) From and after the Effective Time, and except as contemplated by or otherwise provided in this Agreement or any Ancillary Agreement, Parent, on behalf of itself and each of the Parent Subsidiaries, and NBH, on behalf of itself and each of the NBH Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary Information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary Information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such confidential and proprietary Information other than for such purposes as may be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary Information has been: (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary Information or (iii) independently developed or generated without reference to or use of the respective proprietary or confidential Information of the other Party or any of its Subsidiaries. If any confidential and proprietary Information of one Party or any of its Subsidiaries is disclosed to another Party or any of its Subsidiaries in connection with providing services to such first Party or any of its Subsidiaries under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary Information shall be used only as required to perform such services.

(g) Each Party agrees not to release or disclose, or permit to be released or disclosed, any confidential or proprietary Information of the other Party addressed in Section 7.2(a) to any other Person, except its Representatives who need to know such Information in their capacities as such. Without limiting the foregoing, when any Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Ancillary Agreement is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option, promptly after receiving a written notice from the disclosing Party, either return to the disclosing Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the disclosing Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that a Party shall not be required to destroy or return any such Information to the extent that (i) the Party is required to retain the Information in order to comply with any applicable Law, (ii) the Information has been backed up electronically pursuant to the Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Party’s legal files for purposes of resolving any dispute that may arise under this Agreement or any Ancillary Agreement.

(h) Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Subsidiaries, on the other hand, prior to the Effective Time or (ii) that, as between the two parties, was originally collected by the other Party or the other Party’s Subsidiaries and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary Information of, or personal Information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Subsidiaries, on the one hand, and such Third Parties, on the other hand.

7.3 Order of Precedence. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall prevail; provided, however, that in relation to any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Governing Law.

This Agreement and, unless expressly provided therein, each other Ancillary Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

8.2 Notices.

All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to Parent, to:

Meta Materials Inc.

Attention: CEO

1 Research Drive

Dartmouth, Nova Scotia B2Y 4M9

Email: george.palikaras@metamaterial.com

With a copy to:

Wilson Sonsini Goodrich & Rosati

Attention: Tom Hornish

12235 El Camino Real

San Diego, California 92130

Email: thornish@wsgr.com

If to NBH, to:

Next Bridge Hydrocarbons, Inc.

6300 Ridglea Place, Suite 950

Fort Worth, Texas 76116

Email: cdubose@nextbridgehydrocarbons.com

With a copy to:

O’Melveny & Myers LLP

Attention: Jason A. Schumacher

2501 N. Harwood Street, Floor 17

Dallas, Texas 75201

Email: jschumacher@omm.com

8.3 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

8.4 Entire Agreement. This Agreement and the Ancillary Agreements, and the exhibits, annexes and schedules thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

8.5 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Party hereto. Except for the indemnification rights under this Agreement or any Ancillary Agreement of any Parent Indemnitee or NBH Indemnitee in their respective capacities as such, this Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by both Parties. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.7 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

8.8 Termination. This Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Parent without the approval of NBH in which case neither Party will have any liability of any kind to the other Party.

8.9 Force Majeure. Neither Party shall be deemed in default of this Agreement or any Ancillary Agreement for failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Ancillary Agreement, as applicable, as soon as reasonably practicable.

8.10 Publicity. From and after the Effective Time for a period of 180 days, NBH and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and shall not issue any such press release or make any public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Distribution Agreement to be executed to be effective on the date first written above by their respective duly authorized officers.

PARENT

META MATERIALS, INC.,
A Nevada corporation

By:	/s/ Kenneth Rice
Name:	Kenneth Rice
Title:	Chief Financial Officer and Chief Operating Officer

NBH

NEXT BRIDGE HYDROCARBONS, INC.,
A Nevada corporation

By:	/s/ George Palikaras
Name:	George Palikaras
Title:	President

[Signature Page to Distribution Agreement]